SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*






                         Hyperion Solutions Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)




                          Common Stock, par value $.001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    4491M104
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                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        |_|       Rule 13d-1(b)

        |X|       Rule 13d-1(c)

        |_|       Rule 13d-1(d)






* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.         4491M104

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     1)      Names of Reporting Person

             S.S. or I.R.S. Identification No. of Above Person

                  Tudor Investment Corporation
             -------------------------------------------------------------------
                  22-2514825
             -------------------------------------------------------------------
--------------------------------------------------------------------------------

     2)      Check the Appropriate Box if a Member of a Group (See Instructions)
             (a)
                  --------------------------------------------------------------
             (b)         X
                  --------------------------------------------------------------
--------------------------------------------------------------------------------

     3)      SEC Use Only
             -------------------------------------------------------------------
--------------------------------------------------------------------------------

     4)      Citizenship or Place of Organization           Delaware
                                                  ------------------------------
--------------------------------------------------------------------------------
                         (5)  Sole Voting Power                            0
Number of Shares         -------------------------------------------------------
Beneficially             (6)  Shared Voting Power                  1,573,760
Owned by Each            -------------------------------------------------------
Reporting Person         (7)  Sole Dispositive Power                       0
With                     -------------------------------------------------------
                         (8)  Shared Dispositive Power             1,573,760
                         -------------------------------------------------------
--------------------------------------------------------------------------------

     9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                   1,573,760
--------------------------------------------------------------------------------

    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
             -------------------------------------------------------------------
--------------------------------------------------------------------------------

    11)      Percent of Class Represented by Amount in Row 9         5.1%
                                                               -----------------
--------------------------------------------------------------------------------

    12)      Type of Reporting Person (See Instructions)             CO
                                                            --------------------
--------------------------------------------------------------------------------

CUSIP No.         4491M104

--------------------------------------------------------------------------------

     1)      Names of Reporting Person

             S.S. or I.R.S. Identification No. of Above Person

                    Paul Tudor Jones, II
             -------------------------------------------------------------------

             -------------------------------------------------------------------
--------------------------------------------------------------------------------

     2)      Check the Appropriate Box if a Member of a Group (See Instructions)
             (a)
                  --------------------------------------------------------------
             (b)         X
                  --------------------------------------------------------------
--------------------------------------------------------------------------------

     3)      SEC Use Only
             -------------------------------------------------------------------
--------------------------------------------------------------------------------

     4)      Citizenship or Place of Organization           USA
                                                  ------------------------------
--------------------------------------------------------------------------------
                         (5)  Sole Voting Power                            0
Number of Shares         -------------------------------------------------------
Beneficially             (6)  Shared Voting Power                  1,669,600
Owned by Each            -------------------------------------------------------
Reporting Person         (7)  Sole Dispositive Power                       0
With                     -------------------------------------------------------
                         (8)  Shared Dispositive Power             1,669,600
                         -------------------------------------------------------
--------------------------------------------------------------------------------

     9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                   1,669,600
--------------------------------------------------------------------------------

    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
             -------------------------------------------------------------------
--------------------------------------------------------------------------------

    11)      Percent of Class Represented by Amount in Row 9         5.4%
                                                               -----------------
--------------------------------------------------------------------------------

    12)      Type of Reporting Person (See Instructions)             IN
                                                            --------------------
--------------------------------------------------------------------------------

CUSIP No.         4491M104

--------------------------------------------------------------------------------

     1)      Names of Reporting Person

             S.S. or I.R.S. Identification No. of Above Person

                    Tudor BVI Futures, Ltd.
             -------------------------------------------------------------------

             -------------------------------------------------------------------
--------------------------------------------------------------------------------

     2)      Check the Appropriate Box if a Member of a Group (See Instructions)
             (a)
                  --------------------------------------------------------------
             (b)         X
                  --------------------------------------------------------------
--------------------------------------------------------------------------------

     3)      SEC Use Only
             -------------------------------------------------------------------
--------------------------------------------------------------------------------

     4)      Citizenship or Place of Organization       British Virgin Islands
                                                  ------------------------------
--------------------------------------------------------------------------------
                         (5)  Sole Voting Power                            0
Number of Shares         -------------------------------------------------------
Beneficially             (6)  Shared Voting Power                    420,480
Owned by Each            -------------------------------------------------------
Reporting Person         (7)  Sole Dispositive Power                       0
With                     -------------------------------------------------------
                         (8)  Shared Dispositive Power               420,480
                         -------------------------------------------------------
--------------------------------------------------------------------------------

     9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                    420,480
--------------------------------------------------------------------------------

    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
             -------------------------------------------------------------------
--------------------------------------------------------------------------------

    11)      Percent of Class Represented by Amount in Row 9         1.4%
                                                               -----------------
--------------------------------------------------------------------------------

    12)      Type of Reporting Person (See Instructions)             CO
                                                            --------------------
--------------------------------------------------------------------------------

CUSIP No.         4491M104

--------------------------------------------------------------------------------

     1)      Names of Reporting Person

             S.S. or I.R.S. Identification No. of Above Person

                    Tudor Proprietary Trading, L.L.C.
             -------------------------------------------------------------------
                    13-3720063
             -------------------------------------------------------------------
--------------------------------------------------------------------------------

     2)      Check the Appropriate Box if a Member of a Group (See Instructions)
             (a)
                  --------------------------------------------------------------
             (b)         X
                  --------------------------------------------------------------
--------------------------------------------------------------------------------

     3)      SEC Use Only
             -------------------------------------------------------------------
--------------------------------------------------------------------------------

     4)      Citizenship or Place of Organization       Delaware
                                                  ------------------------------
--------------------------------------------------------------------------------
                         (5)  Sole Voting Power                            0
Number of Shares         -------------------------------------------------------
Beneficially             (6)  Shared Voting Power                     95,840
Owned by Each            -------------------------------------------------------
Reporting Person         (7)  Sole Dispositive Power                       0
With                     -------------------------------------------------------
                         (8)  Shared Dispositive Power                95,840
                         -------------------------------------------------------
--------------------------------------------------------------------------------

     9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                      95,840
--------------------------------------------------------------------------------

    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
             -------------------------------------------------------------------
--------------------------------------------------------------------------------

    11)      Percent of Class Represented by Amount in Row 9         0.3%
                                                               -----------------
--------------------------------------------------------------------------------

    12)      Type of Reporting Person (See Instructions)             OO
                                                            --------------------
--------------------------------------------------------------------------------

CUSIP No.         4491M104

--------------------------------------------------------------------------------

     1)      Names of Reporting Person

             S.S. or I.R.S. Identification No. of Above Person

               The Altar Rock Fund L.P.
             -------------------------------------------------------------------
               06-1558414
             -------------------------------------------------------------------
--------------------------------------------------------------------------------

     2)      Check the Appropriate Box if a Member of a Group (See Instructions)
             (a)
                  --------------------------------------------------------------
             (b)         X
                  --------------------------------------------------------------
--------------------------------------------------------------------------------

     3)      SEC Use Only
             -------------------------------------------------------------------
--------------------------------------------------------------------------------

     4)      Citizenship or Place of Organization       Delaware
                                                  ------------------------------
--------------------------------------------------------------------------------
                         (5)  Sole Voting Power                            0
Number of Shares         -------------------------------------------------------
Beneficially             (6)  Shared Voting Power                        220
Owned by Each            -------------------------------------------------------
Reporting Person         (7)  Sole Dispositive Power                       0
With                     -------------------------------------------------------
                         (8)  Shared Dispositive Power                   220
                         -------------------------------------------------------
--------------------------------------------------------------------------------

     9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                         220
--------------------------------------------------------------------------------

    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
             -------------------------------------------------------------------
--------------------------------------------------------------------------------

    11)      Percent of Class Represented by Amount in Row 9         0.0%
                                                               -----------------
--------------------------------------------------------------------------------

    12)      Type of Reporting Person (See Instructions)             PN
                                                            --------------------
--------------------------------------------------------------------------------

CUSIP No.         4491M104

--------------------------------------------------------------------------------

     1)      Names of Reporting Person

             S.S. or I.R.S. Identification No. of Above Person

               The Raptor Global Portfolio Ltd.
             -------------------------------------------------------------------
               98-0211544
             -------------------------------------------------------------------
--------------------------------------------------------------------------------

     2)      Check the Appropriate Box if a Member of a Group (See Instructions)
             (a)
                  --------------------------------------------------------------
             (b)         X
                  --------------------------------------------------------------
--------------------------------------------------------------------------------

     3)      SEC Use Only
             -------------------------------------------------------------------
--------------------------------------------------------------------------------

     4)      Citizenship or Place of Organization       Cayman Islands
                                                  ------------------------------
--------------------------------------------------------------------------------
                         (5)  Sole Voting Power                            0
Number of Shares         -------------------------------------------------------
Beneficially             (6)  Shared Voting Power                  1,061,350
Owned by Each            -------------------------------------------------------
Reporting Person         (7)  Sole Dispositive Power                       0
With                     -------------------------------------------------------
                         (8)  Shared Dispositive Power             1,061,350
                         -------------------------------------------------------
--------------------------------------------------------------------------------

     9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                   1,061,350
--------------------------------------------------------------------------------

    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
             -------------------------------------------------------------------
--------------------------------------------------------------------------------

    11)      Percent of Class Represented by Amount in Row 9         3.4%
                                                               -----------------
--------------------------------------------------------------------------------

    12)      Type of Reporting Person (See Instructions)             CO
                                                            --------------------
--------------------------------------------------------------------------------

CUSIP No.         4491M104

--------------------------------------------------------------------------------

     1)      Names of Reporting Person

             S.S. or I.R.S. Identification No. of Above Person

                    The Upper Mill Capital Appreciation Fund Ltd.
             -------------------------------------------------------------------

             -------------------------------------------------------------------
--------------------------------------------------------------------------------

     2)      Check the Appropriate Box if a Member of a Group (See Instructions)
             (a)
                  --------------------------------------------------------------
             (b)         X
                  --------------------------------------------------------------
--------------------------------------------------------------------------------

     3)      SEC Use Only
             -------------------------------------------------------------------
--------------------------------------------------------------------------------

     4)      Citizenship or Place of Organization       Cayman Islands
                                                  ------------------------------
--------------------------------------------------------------------------------
                         (5)  Sole Voting Power                            0
Number of Shares         -------------------------------------------------------
Beneficially             (6)  Shared Voting Power                     91,710
Owned by Each            -------------------------------------------------------
Reporting Person         (7)  Sole Dispositive Power                       0
With                     -------------------------------------------------------
                         (8)  Shared Dispositive Power                91,710
                         -------------------------------------------------------
--------------------------------------------------------------------------------

     9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                      91,710
--------------------------------------------------------------------------------

    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
             -------------------------------------------------------------------
--------------------------------------------------------------------------------

    11)      Percent of Class Represented by Amount in Row 9         0.3%
                                                               -----------------
--------------------------------------------------------------------------------

    12)      Type of Reporting Person (See Instructions)             CO
                                                            --------------------
--------------------------------------------------------------------------------

Item 1(a).     Name of Issuer:

               Hyperion Solutions Corporation

Item 1(b).     Address of Issuer's Principal Executive Offices:

               1344 Crossman Ave
               Sunnyvale, CA 94089

Item 2(a).     Name of Person Filing:

               Tudor Investment Corporation ("TIC")
               Paul Tudor Jones, II
               Tudor BVI Futures, Ltd. ("Tudor BVI")
               Tudor Proprietary Trading, L.L.C. ("TPT")
               The Altar Rock Fund L.P. ("Altar Rock")
               The Raptor Global Portfolio Ltd. ("Raptor Portfolio")
               The Upper Mill Capital Appreciation Fund Ltd. ("Upper Mill")

Item 2(b).     Address of Principal Business Office or, if none, Residence:

               The principal business office of each of TIC, TPT and Altar Rock is:

                           600 Steamboat Road
                           Greenwich, CT 06830

               The principal business office of Mr. Jones is:

                           c/o Tudor Investment Corporation
                           600 Steamboat Road
                           Greenwich, CT 06830

               The principal business office of each of Tudor BVI, Raptor Portfolio and Upper Mill is:

                           c/o CITCO
                           Kaya Flamboyan 9
                           Curacao, Netherland Antilles

Item 2(c).     Citizenship:

               TIC is a Delaware corporation
               Tudor BVI is a company organized under the laws of the British Virgin Islands
               Mr. Jones is a citizen of the United States
               Altar Rock is a Delaware limited partnership
               TPT is a Delaware limited liability company
               Raptor Portfolio and Upper Mill are companies organized under the laws of the Cayman Islands

Item 2(d).     Title of Class of Securities:

               Common Stock

Item 2(e).     CUSIP Number:

               4491M104

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
         (a) [ ] Broker or Dealer registered under section 15 of the Act
         (b) [ ] Bank as defined in section 3(a)(6) of the Act
         (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act
         (d) [ ] Investment Company registered under section 8 of the Investment Company Act
         (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
         (f) [ ] Employment Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment fund; see section 240.13d-1(b)(1)(ii)(F)
         (g) [ ] Parent Holding Company, in accordance with section 240.13d-1(b)(1)(ii)(G) (Note: See Item 7)
         (h) [ ] Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

Item 4.  Ownership (As of October 5, 1999).

         (a) Amount Beneficially Owned:  See Item 9 of cover pages

         (b) Percent of Class: See Item 11 of cover pages

         (c) Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote
                     See Item 5 of cover pages
                     ----------------------------------------
               (ii)  shared power to vote or to direct the vote
                     See Item 6 of cover pages
                     ----------------------------------------
               (iii) sole power to dispose or to direct the disposition of
                     See Item 7 of cover pages
                     ----------------------------------------
               (iv) shared power to dispose or to direct the disposition of See Item 8 of cover pages
                     ----------------------------------------

               The shares of Common Stock reported herein as beneficially owned are owned directly by Tudor BVI (420,480 shares), TPT (95,840 shares), Altar Rock (220 shares), Raptor Portfolio (1,061,350 shares) and Upper Mill (91,710 shares). Because TIC is the sole general partner of Altar Rock and provides investment advisory services to Raptor Portfolio, Tudor BVI and Upper Mill, TIC may be deemed to beneficially own the shares of Common Stock owned by each of such Reporting Persons. TIC expressly disclaims such beneficial ownership. In addition, because Mr. Jones is the controlling shareholder of TIC and the indirect controlling equity holder of TPT, Mr. Jones may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC and TPT. Mr. Jones expressly disclaims such beneficial ownership.

Item 5.  Ownership of Five Percent or Less of a Class.

               Not applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable

Item 7.  Identification  and  Classification  of the Subsidiary Which Acquired
           the Security Being Reported on By the Parent Holding Company.

               Not applicable

Item 8.  Identification and Classification of Members of the Group.

               See cover pages

Item 9.  Notice of Dissolution of Group.

               Not applicable

Item 10.  Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              Dated:            October 6, 1999

                              TUDOR INVESTMENT CORPORATION


                              By:       /s/ Andrew S. Paul
                                  ---------------------------------------------
                                  Andrew S. Paul
                                  Managing Director and General Counsel


                                  /s/ Paul Tudor Jones, II
                              --------------------------------------------------
                                  Paul Tudor Jones, II


                              TUDOR BVI FUTURES, LTD.

                              By: Tudor Investment Corporation,
                                  Trading Advisor


                                  By:       /s/ Andrew S. Paul
                                       ---------------------------------------
                                       Andrew S. Paul
                                       Managing Director and General Counsel

                                  TUDOR PROPRIETARY TRADING, L.L.C.


                                  By:       /s/ Andrew S. Paul
                                      -----------------------------------------
                                      Andrew S. Paul
                                      Managing Director and General Counsel


                                  THE ALTAR ROCK FUND L.P.

                                  By: Tudor Investment Corporation,
                                      General Partner


                                      By:       /s/ Andrew S. Paul
                                           ------------------------------------
                                           Andrew S. Paul
                                           Managing Director and General Counsel


                                  THE RAPTOR GLOBAL PORTFOLIO LTD.

                                  By: Tudor Investment Corporation,
                                      Investment Advisor


                                      By:       /s/ Andrew S. Paul
                                           ------------------------------------
                                           Andrew S. Paul
                                           Managing Director and General Counsel


                                  THE UPPER MILL CAPITAL APPRECIATION FUND LTD.

                                  By: Tudor Investment Corporation,
                                      Sub-Investment Manager


                                      By:           /s/ Andrew S. Paul
                                           ------------------------------------
                                           Andrew S. Paul
                                           Managing Director and General Counsel